                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                               PFSWEB, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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   (4)  Date Filed:

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

                                  PFSWEB, INC.
                          500 NORTH CENTRAL EXPRESSWAY
                               PLANO, TEXAS 75074

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of PFSweb, Inc. (the "Company"), which will be held at the Stonebriar Country Club, Frisco, Texas, on Friday, September 15, 2000 at 10:00 a.m. (local time).

     At the Annual Meeting, stockholders will be asked to elect directors, adopt the Company's 2000 Employee Stock Purchase Plan and ratify the appointment of Arthur Andersen LLP as the Company's independent auditors. Information about these matters is contained in the attached Proxy Statement.

     The Company's management would greatly appreciate your attendance at the Annual Meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS MOST IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date and return the enclosed proxy card which will indicate your vote upon the matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

     I sincerely hope you will be able to attend the Annual Meeting, and I look forward to seeing you on September 15, 2000.

                                            Sincerely,

                                            [/s/MARK C.LAYTON]

                                            Mark C. Layton
                                            Chairman, President and Chief
                                            Executive Officer

July 31, 2000

                                  PFSWEB, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 15, 2000

     The Annual Meeting of Stockholders of PFSweb, Inc. (the "Company") will be held on Friday, September 15, 2000 at 10:00 a.m. at the Stonebriar Country Club, Frisco, Texas, for the following purposes:

        1. To elect two Class I directors;

        2. To consider and act upon a proposal to approve the Company's 2000 Employee Stock Purchase Plan;

        3. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2001; and

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on July 20, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each stockholder, even though he or she may presently intend to attend the Annual Meeting, is requested to execute and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw his or her proxy card and vote in person on each matter properly brought before the Annual Meeting.

     Please sign, date and mail the enclosed proxy in the enclosed envelope promptly, so that your shares of stock may be represented at the meeting.

                                            By Order of the Board of Directors

                                            [/s/ HARVEY H. ACHATZ]
                                            Harvey H. Achatz
                                            Secretary

Plano, Texas
July 31, 2000

                                  PFSWEB, INC.
                          500 NORTH CENTRAL EXPRESSWAY
                               PLANO, TEXAS 75074
                                 (972) 881-2900

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders of PFSweb, Inc., a Delaware corporation ("PFSweb" or the "Company"), in connection with the solicitation of proxies for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), to be held at the Stonebriar Country Club, Frisco, Texas, on Friday, September 15, 2000, at 10:00 a.m. and at any and all adjournments thereof.

     This solicitation is being made on behalf of the Board of Directors of the Company. This Proxy Statement, Notice of Annual Meeting of Stockholders, the enclosed proxy card and the Company's 2000 Annual Report on Form 10-K were first mailed to stockholders on or about July 31, 2000.

     The shares represented by a proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made by the stockholder will be voted:

        (i) in favor of the election of the two nominees to the Board of Directors listed in this Proxy Statement;

        (ii) in favor of the adoption of the Company's 2000 Employee Stock Purchase Plan; and

        (iii) to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2001.

     Any proxy given by a stockholder may be revoked at any time before its exercise by sending a subsequently dated proxy or by giving written notice of revocation, in each case, to the Company's Secretary, at the Company's principal executive offices at the address set forth above. Stockholders who attend the Annual Meeting in person may withdraw their proxies at any time before their shares are voted by voting their shares in person.

     Stockholders of record at the close of business on July 20, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the issued and outstanding voting securities of the Company consisted of 17,870,000 shares of common stock, par value $.001 per share (the "Common Stock"), each of which is entitled to one vote on all matters which may properly come before the Annual Meeting or any adjournment thereof.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each item presented herein to be voted on at the Annual Meeting must be approved by the affirmative vote of a majority of the holders of the number of shares present either in person or represented by proxy. The inspector of elections appointed by the Company will count all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. Abstentions and "broker non-votes" (nominees holding shares for beneficial owners who have not voted on a specific matter) will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, abstentions and broker non-votes will have no effect on the vote, because the vote required is a majority of the votes actually cast (assuming the presence of a quorum).

EXPLANATORY NOTE

     All references in this Proxy Statement to the Company's fiscal year mean the 12 month period ending on March 31 of such year.

     Prior to July 6, 2000, the Company was a subsidiary of Daisytek International Corporation ("Daisytek"). During the Company's 2000 fiscal year, the Company completed an initial public offering of approximately

19.9% of its outstanding common stock as the first step in the spin-off and separation of the Company from Daisytek. In order to effect this spin-off, on June 8, 2000 Daisytek declared a dividend on its common stock consisting of a total of 14,305,000 shares of PFSweb common stock owned by Daisytek (the "Distribution" or "spin-off"). The dividend was paid at the close of business on July 6, 2000 to the holders of record of Daisytek common stock as of the close of business on June 19, 2000, in the amount of 0.81 of a share of PFSweb common stock for each share of outstanding Daisytek common stock.

ITEM I  ELECTION OF DIRECTORS

     The Board of Directors consists of seven members which are divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of Class I directors expires at the Annual Meeting. Each director elected as a Class I director at the Annual Meeting will have a term of three years. The nominees for the Class I directors are Peter P. J. Vikanis and James F. Reilly who have been nominated and recommended by the Board of Directors. If elected, Messrs. Vikanis and Reilly are expected to serve until the Company's 2003 annual meeting of stockholders and until their successors are elected and qualified. The shares represented by proxies in the accompanying form will be voted for the election of these nominees unless authority to so vote is withheld. The Board of Directors has no reason to believe that such nominees will not serve if elected, but if they should become unavailable to serve as directors, and if the Board designates substitute nominees, the persons named as proxies will vote for the substitute nominees designated by the Board. Directors will be elected by a majority of the votes cast at the Annual Meeting.

     The following information, which has been provided by the individuals named, sets forth the nominees for election to the Board of Directors and the continuing Class II and III directors, such person's name, age, principal occupation or employment during at least the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is carried on and the period during which such person has served as a director of the Company.

                        DIRECTORS STANDING FOR ELECTION
                                    CLASS I

                    TERM EXPIRES AT THE 2003 ANNUAL MEETING

     Peter P. J. Vikanis, age 49, has served as a non-employee Director of the Company since its inception in June 1999. Mr. Vikanis served as Chief Operating Officer of ISA International plc ("ISA"), a distributor of computer supplies and related products in Western Europe, from 1991 to 1995, as a director of ISA from 1979 to 1995, and also served in various management capacities at ISA from 1971 to 1991. Mr. Vikanis also serves as a non-employee Director of Daisytek.

     James F. Reilly, age 41, has served as a non-employee Director of the Company since its inception. Mr. Reilly is a Managing Director of Chase H&Q, a division of Chase Securities, Inc., an investment banking firm. Mr. Reilly was previously a Managing Director in the Technology Group of Warburg Dillon Read, the global investment banking division of UBS AG. Mr. Reilly was associated with Warburg Dillon Read or one of its predecessor companies from 1983 to 1999 and specialized in corporate finance advisory work for a broad range of technology companies, including distribution companies. Mr. Reilly also serves as a non-employee Director of Daisytek.

                         DIRECTORS CONTINUING IN OFFICE
                                    CLASS II

                    TERM EXPIRES AT THE 2001 ANNUAL MEETING

     Christopher Yates, age 45, has served as Executive Vice President, Chief Sales and Marketing Officer and Director of PFSweb since its inception. Mr. Yates also serves as a Director of Daisytek, a position he has held since 1995. Mr. Yates previously served as Senior Vice President -- Business Development of Daisytek, a position he held from 1996 to 2000, with primary responsibility for the Company's business unit. Mr. Yates served as Vice President -- Business Development of Daisytek from November 1995 to February 1996, as Vice
President -- Marketing from January 1994 to November 1995, as Vice
President -- Sales from 1988 to 1994 and in various other sales capacities for Daisytek since 1982.

     James R. Powell, age 39, has served as a Director of PFSweb since its inception. Mr. Powell presently serves as President and Chief Executive Officer of Daisytek, positions he has held since February 2000 and as a Director of Daisytek, a position he has held since 1996. Mr. Powell served as Senior Vice President -- Sales and Marketing of Daisytek from 1996 to 2000, as Vice President -- Sales of Daisytek from 1992 to 1996 and in various other sales capacities from 1988 to 1992. Mr. Powell is a non-employee director.

                         DIRECTORS CONTINUING IN OFFICE
                                   CLASS III

                    TERM EXPIRES AT THE 2002 ANNUAL MEETING

     Mark C. Layton, age 40, has served as Chairman of the Board, President and Chief Executive Officer of PFSweb since its inception. Mr. Layton also serves as Chairman of the Board of Daisytek, a position he has held since September 1999. Mr. Layton served as President, Chief Executive Officer and Chief Operating Officer of Daisytek from April 1997 to February 2000 and as a Director since 1988. Mr. Layton served as President, Chief Operating Officer and Chief Financial Officer of Daisytek from 1993 to April 1997, as Executive Vice President from 1990 to 1993 and as Vice President -- Operations from 1988 to 1990. Prior to joining Daisytek, Mr. Layton served as a management consultant with Arthur Andersen & Co., S.C. for six years through 1988 specializing in wholesale and retail distribution and technology.

     Timothy M. Murray, age 48, has served as a non-employee Director of the Company since its inception. Mr. Murray is a Principal of William Blair & Company, L.L.C., an investment banking firm he joined in 1979. Mr. Murray is a director of several privately held corporations. Mr. Murray also serves as a non-employee Director of Daisytek.

     Dr. Neil W. Jacobs, age 65, was recently appointed as a non-employee Director of the Company. Dr. Jacobs is a professor of computer information systems and management at Northern Arizona University ("NAU") and a technology industry veteran. Dr. Jacobs' academic area of expertise includes strategic management issues and the role information technology plays in support of strategy and operations. From 1996 to 1999, Dr. Jacobs served as associate dean of the College of Business Administration at NAU.

EXECUTIVE OFFICERS

     In addition to the individuals named above, the following are the names, ages and positions of the other executive officers of the Company:

     Steven S. Graham, age 48, has served as Executive Vice President and Chief Technology Officer of the Company since its inception. Mr. Graham previously served as Senior Vice President of Information Technologies and Chief Information Officer of Daisytek, a position he held from 1996 to 2000. Prior to joining Daisytek, Mr. Graham was employed by Ingram Micro, a major microcomputer distributor. Mr. Graham has 27 years of experience in the information-technology field.

     Thomas J. Madden, age 38, has served as Executive Vice President, Chief Financial and Accounting Officer of the Company since its inception. Mr. Madden previously served as Chief Financial Officer of

Daisytek from 1997 to 2000, as Vice President -- Finance, Treasurer and as Chief Accounting Officer of Daisytek from 1994 to 2000 and as Controller of Daisytek from 1992 to 1994. From 1983 to 1992, Mr. Madden served in various capacities with Arthur Andersen & Co., S.C., including financial consulting and audit manager.

     C. Clifford Defee, age 40, has served as Vice President -- Operations and Client Solutions and Chief Operating Officer of the Company since its inception. From 1997 to 2000 Mr. Defee served as Vice President -- Operations of Daisytek, with primary responsibility for the Company's business unit. From 1984 to 1997, Mr. Defee served as a management consultant with Andersen Consulting, LLP specializing in retail distribution.

     Martin L. Anderson, age 34, has served as Vice President -- Customer Satisfaction of the Company since its inception. From 1998 to 2000 Mr. Anderson served as Vice President -- Call Center Operations of Daisytek, with primary responsibility for the Company's business unit and previously served in various other capacities for Daisytek since 1990.

     Lindsley D. Medlin Jr., age 35, was recently appointed as Vice President of Global Marketing. Mr. Medlin has been with the Company since its inception and previously served as Vice President and Managing Director of European Operations. From December 1998 to June 2000 Mr. Medlin served as a Managing Director of Daisytek, with primary responsibility for the Company's European business unit and previously served in various other capacities for Daisytek since 1988.

     Scott R. Talley, age 36, has served as Vice President -- International Distribution for the Company since its inception. Mr. Talley previously served as Vice President -- Distribution of Daisytek, and previously served in various other capacities for Daisytek since 1991.

     Harvey H. Achatz, age 59, has served as Vice President -- Administration and Secretary of the Company since its inception. Mr. Achatz previously served as Vice President -- Administration and Secretary of Daisytek from 1993 and 1984 to 2000, respectively, as Vice President -- Finance from 1985 to 1993, as Controller from 1981 to 1985 and as a Director from 1984 to 1990.

     Michael G. Willoughby, age 36, has served as Vice President -- E-Commerce Technologies of the Company since November 1999. Mr. Willoughby served as President and Chief Executive Officer of Design Technologies, Inc., an e-commerce software development firm from 1994 to 1999. Prior to founding Design Technologies, Inc., Mr. Willoughby served as President and Chief Executive Officer of a mid-sized development services company.

     Valarie J. Remmers, age 39, has served as Vice President -- Information Technology of the Company since November 1999. From 1998 to 1999 Ms. Remmers served as Director of Information Technology of Daisytek, with primary responsibility for the Company's business unit. From 1995 to 1998 Ms. Remmers served as Director of Information Systems at PageNet. Prior to 1995, Ms. Remmers served in various capacities at Sprint and Andersen Consulting LLP. Ms Remmers has over 18 years of experience in the information-technology field.

MEETINGS OF THE BOARD

     The Board of Directors met eight times during the Company's 2000 fiscal year. No Director attended fewer than 75% of the aggregate number of meetings of the Board and Committees on which such director served.

COMMITTEES OF THE BOARD

     The Board of Directors currently has standing Audit, Compensation and Stock Option Committees.

     During fiscal year 2000, the general function of the Audit Committee was to make recommendations to the Board of Directors as to the engagement or discharge of the independent auditors, review the plan and results of the auditing engagement with the independent auditors, review the adequacy of the Company's system of internal accounting controls, monitor compliance with the Company's business conduct policy and direct and supervise investigations into matters within the scope of its duties. The Audit Committee met once in respect of fiscal year 2000. During fiscal year 2000, the members of the Audit Committee were Messrs. Vikanis and Murray who are non-employee directors.

     The Compensation Committee approves, or in some cases recommend, to the Board, remuneration and compensation arrangements involving the Company's executive officers and other key employees. During fiscal year 2000, the members of the Compensation Committee were Messrs. Murray and Reilly, who are non-employee directors. The Compensation Committee also serves as the Stock Option Committee to administer the Company's employee stock option and purchase plans. The Compensation Committee and Stock Option Committee met four times in fiscal year 2000.

COMPENSATION OF DIRECTORS

     In June 1999 the Company adopted a Non-Employee Director Stock Option and Retainer Plan (the "Non-Employee Director Plan"). As of the date of the adoption of the Non-Employee Director Plan, each non-employee director received an option to purchase 35,000 shares of common stock with an exercise price of $10.45 per share. The Non-Employee Director Plan also provides for the future issuance to each non-employee director of options to purchase 10,000 shares of common stock as of the date of each annual meeting of stockholders. In addition, if and to the extent the Board authorizes the payment of non-employee director retainer fees, each non-employee director may elect to receive payment of such fees in shares of Common Stock in lieu of cash.

     All options to be issued to non-employee directors under the Non-Employee Director Plan are non-qualified options for federal income tax purposes and have an exercise price equal to the fair market value of a share of common stock as of the date of the annual meeting upon which such option is granted. All options have a ten year term and are subject to a one year vesting schedule.

     Generally, unless the Non-Employee Director Plan administrator otherwise provides, options are non-transferable other than by will or the laws of descent and distribution. At the time of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company's common stock, the Non-Employee Director Plan administrator will make appropriate adjustments to the exercise price, number and kind of shares to be issued under the Non-Employee Director Plan and any outstanding options. Unless terminated earlier, the Non-Employee Director Plan will terminate ten years from its adoption, and no stock options will be granted after the Non-Employee Director Plan terminates. The Board of Directors has the authority to amend, modify, suspend or terminate the Non-Employee Director Plan at any time.

     Directors who are also employees of the Company or any of its subsidiaries receive no remuneration for serving as directors or Committee members.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by Daisytek and the Company to the Company's Chief Executive Officer and to each of the four most highly compensated executive officers of the Company for services rendered to Daisytek and the Company during the fiscal years ended March 31, 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    ------------
                                                                     NUMBER OF
                                           ANNUAL COMPENSATION       SECURITIES
                                         ------------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPLE POSITION              YEAR   SALARY     BONUS     OPTIONS(2)    COMPENSATION(1)
---------------------------              ----   -------   -------   ------------   ---------------
Mark C. Layton.........................  2000   337,857        --      90,000            3,360
  Chairman, President,                   1999   337,818   175,160     412,080           18,063
  Chief Executive Officer                1998   319,599   269,196     122,836            9,731
Christopher Yates......................  2000   263,361        --      85,000              338
  Executive Vice President --            1999   263,361    57,803     222,026            9,534
  Chief Sales and Marketing              1998   248,454    88,835      84,742            6,088
  Officer
Steven S. Graham.......................  2000   200,950        --      75,000              383
  Executive Vice President --            1999   200,950    57,803     186,302            9,489
  Chief Technology Officer               1998   189,491    88,835      60,000           37,829
Thomas J. Madden.......................  2000   153,720        --      85,000              240
  Executive Vice President --            1999   124,000    35,032     185,980            5,638
  Chief Financial Officer                1998   124,000    53,839      60,350            5,569
C. Clifford Defee......................  2000   194,709        --      80,000              270
  Vice President -- Chief                1999   175,926        --     110,139              344
  Operating Officer                      1998   146,091        --       8,000              165

---------------

(1) For the fiscal year 2000, the aggregate amount of All Other Compensation was less than $50,000 or 10% of the total annual salary for the named executive officers. All Other Compensation for fiscal 2000 represents compensation with respect to life insurance premiums paid for the benefit of the named executive officer. Prior fiscal year compensation represents compensation in respect of one or more of the following: personal use of Company or Daisytek automobiles; life insurance premiums paid by the Company or Daisytek for the benefit of the name executive officer; tax return preparation services paid by the Company or Daisytek; personal travel expenses and relocation costs.

(2) Represents options issued during fiscal year 2000 by the Company to purchase shares of the Company's common stock and options issued during fiscal years 1999 and 1998 by Daisytek to purchase shares of Daisytek common stock. Information in this column for fiscal years 1999 and 1998 does not reflect the adjustment and conversion of such options upon the effective date of the spin-off. See "Certain Relationships and Related Transactions -- Substitute Stock Options."

     The following table sets forth information with respect to grants of stock options by the Company to purchase shares of the Company's common stock during the year ended March 31, 2000 to the named executive officers reflected in the Summary Compensation Table. None of such individuals received Daisytek options during such fiscal year.

                       OPTION GRANTS IN FISCAL YEAR 2000

                                               INDIVIDUAL GRANTS
                                ------------------------------------------------
                                             % OF TOTAL                            POTENTIAL REALIZABLE VALUE
                                NUMBER OF     OPTIONS                                AT ASSUMED ANNUAL RATES
                                SECURITIES   GRANTED TO                            OF STOCK PRICE APPRECIATION
                                UNDERLYING   EMPLOYEES    EXERCISE                     FOR OPTION TERMS(2)
                                 OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   ---------------------------
NAME                            GRANTS(1)       YEAR        SHARE      DATE(1)         5%             10%
----                            ----------   ----------   ---------   ----------   -----------   -------------
Mark C. Layton................    90,000        6.3%       $10.45       7-1-09      $591,475      $1,498,915
Christopher Yates.............    85,000        6.0         10.45       7-1-09       558,616       1,415,642
Steven S. Graham..............    75,000        5.3         10.45       7-1-09       492,896       1,249,096
Thomas J. Madden..............    85,000        6.0         10.45       7-1-09       558,616       1,415,642
C. Clifford Defee.............    80,000        5.6         10.45       7-1-09       525,756       1,332,369

---------------

(1) Subject to three year cumulative vesting schedule.

(2) The dollar amounts disclosed in these columns, which reflect appreciation of the Company's common stock price at the 5% and 10% rates of stock appreciation prescribed by the rules of the Securities and Exchange Commission, are not intended to be a forecast of PFSweb's common stock price and are not necessarily indicative of the actual values which may be realized by the named executive officers or the stockholders.

     The following table sets forth information concerning the aggregate Company stock option exercises during the fiscal year ended March 31, 2000 and Company stock option values as of the end of fiscal year 2000 for unexercised Company stock options held by each of the named executive officers:

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000
                       AND FISCAL YEAR END OPTION VALUES

                                                             NUMBER OF
                             NUMBER OF                 SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                              SHARES                    UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                             ACQUIRED                   AT FISCAL YEAR END           AT FISCAL YEAR END(1)
                                ON        VALUE     ---------------------------   ---------------------------
NAME                         EXERCISE    RECEIVED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ---------   --------   -----------   -------------   -----------   -------------
Mark C. Layton.............    --         $   --       --            90,000         $   --        $499,500
Christopher Yates..........    --             --       --            85,000             --         471,750
Steven S. Graham...........    --             --       --            75,000             --         416,250
Thomas J. Madden...........    --             --       --            85,000             --         471,750
C. Clifford Defee..........    --             --       --            80,000             --         444,000

---------------

(1) In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $16, the closing market price of the Company's common stock reported by the The Nasdaq National Market on March 31, 2000.

     The following table sets forth information concerning the aggregate Daisytek stock option exercises during the fiscal year ended March 31, 2000 and Daisytek stock option values as of the end of fiscal year 2000 for unexercised Daisytek stock options held by each of the named executive officers. Information in this table regarding the number of Daisytek options held and option values as of the end of fiscal year 2000 does not reflect the adjustment and conversion of such options upon the effective date of the spin-off. See "Certain Relationships and Related Transactions -- Substitute Stock Options."

            AGGREGATED DAISYTEK OPTION EXERCISES IN FISCAL YEAR 2000
                   AND FISCAL YEAR END DAISYTEK OPTION VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                             NUMBER OF                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                 OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(1)
                             ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                        ON EXERCISE   RECEIVED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------   -------------   -----------   -------------
Mark C. Layton............      --          $ --       178,282        404,268       $695,761      $1,057,680
Christopher Yates.........      --            --       131,322        215,722        524,944         528,840
Steven S. Graham..........      --            --        65,445        180,857        198,780         440,700
Thomas J. Madden..........      --            --        95,153        180,583        378,228         440,700
C. Clifford Defee.........      --            --        10,121        107,118         23,522         264,420

---------------

(1) In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $15.813, the closing market price of the Daisytek common stock reported by The Nasdaq National Market on March 31, 2000.

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

     The Company and each of the officers named above have entered into Change in Control and Severance Agreements. Under these agreements, and in consideration of certain commitments of the officer to continue employment, upon the occurrence of a change in control, all unvested options held by the officer immediately vest and become exercisable. In addition, during the two year period following a change in control, if the employment of the officer is terminated (other than for cause, death, disability or retirement), or if there is a material adverse change in the officer's responsibilities, compensation or benefits to which the officer does not consent, then, in each case, the officer is entitled to receive from the Company all salary and bonus amounts accrued through the date of termination plus a severance payment equal to twice the officer's salary and bonus. If applicable, the officer is also entitled to receive an additional payment to compensate the officer for any additional excise tax liability arising by reason of the receipt of such severance payment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2000, the members of the Compensation Committee of the Company's Board of Directors were Timothy M. Murray and James F. Reilly who are non-employee directors. Messrs. Murray and Reilly also serve as the members of the Compensation Committee of Daisytek. See "Certain Relationships and Related Transactions" below for a summary of the relationship between the Company and Daisytek.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2000

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for approval or recommendation to the Board of Directors of the compensation arrangements for the Company's senior executive officers. During fiscal year 2000, the members of the Committee were Timothy M. Murray and James
F. Reilly who are non-employee directors. Such persons also served as the Compensation Committee of the Board of Directors of Daisytek.

     The Committee believes that the total compensation of the Company's senior executive officers should be primarily based on the subjective determination of the Committee as to the Company's overall financial performance and the individual contribution to such performance. The Committee further believes that a portion of total compensation should consist of variable, performance-based components such as stock option awards and bonuses, which it can increase or decrease to reflect its assessment of changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to enhance profitability and stockholder value.

     In formulating compensation levels and policies for the 2000 fiscal year, the Committee did not retain an independent compensation consultant, nor did the Committee rely upon any formal study or review of comparable companies in the Company's industry.

     The Committee annually establishes the salaries to be paid to the Chief Executive Officer and other senior executive officers during each fiscal year. Base salaries for senior executive officers are set to reflect the duties and level of responsibility in each position. In setting salaries, the Committee takes into account several factors including individual job performance, the level of responsibility and, to the extent information is available, competitive pay practices in the Company's industry. The Committee does not assign specific relative weights to the various factors it considers, however, but rather exercises its discretion and makes a judgment after considering all factors it deems relevant.

     For fiscal year 2000 and for services rendered to Daisytek and the Company, the base salary of Mr. Mark Layton, Chairman of the Board of Directors, President and Chief Executive Officer, was $337,857, which approximated his base salary of $337,818 for the prior fiscal year. The Committee believes that this amount appropriately reflected Mr. Layton's services to Daisytek and the Company, although such determination was not based upon any specific qualitative or quantitative formula.

     The Committee also administers the Company's stock option plans and recommends other option grants which are used to further link executive compensation to the Company's performance. All options are subject to a multi-year cumulative vesting schedule and have an exercise price not less than the fair market value on the date of grant. During fiscal year 2000, Mr. Layton received options to purchase 90,000 shares of Company common stock at an exercise price of $10.45 per share.

     As part of its overall consideration of executive compensation, the Committee considers the anticipated tax treatment of various payments and benefits, including the applicability of Section 162(m) of the Internal Revenue Code which provides a limit on the deductibility of compensation for certain executive officers in excess of $1,000,000 per year. The Committee believes that no named officer in the Summary Compensation Table had taxable compensation for fiscal year 2000 in excess of the deduction limit. The Committee intends to continue to evaluate the impact of this Code provision.

     The Committee believes that the policies and programs described above have supported the Company's business objectives and have contributed to the Company's performance.

                                            COMPENSATION COMMITTEE

                                            Timothy M. Murray
                                            James F. Reilly

EMPLOYEE STOCK OPTION AND INCENTIVE PLANS



     The Company maintains an Employee Stock Option Plan and an Annual Incentive Plan. These plans are currently administered by the Compensation Committee.



  Employee Stock Option Plan



     The Employee Stock Option Plan (the "Stock Option Plan") provides for the grant of stock options to all officers, directors and full-time employees of the Company and others who are eligible to participate. The purpose of the Stock Option Plan is to further the growth, development and financial success of the Company by providing incentives to such persons by assisting them to become owners of the Company's common stock. An aggregate of 5,750,000 shares of common stock are reserved for issuance to employees under the Stock Option Plan.



     The Stock Option Plan is administered by a committee of the Board of Directors (the "Stock Option Committee"). The Stock Option Committee consists of two or more Directors, appointed by and holding office at the pleasure of the Board of Directors. The Board may, and currently intends, to limit the members of the Stock Option Committee to Directors who are both "non-employee directors", as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and "outside directors", as defined in Section 162(m) of the Internal Revenue Code. The Stock Option Committee has complete authority and discretion to determine from among eligible persons those to whom options will be granted and the number and terms of such options. The Board has authorized the Compensation Committee to serve as the Stock Option Committee. Messrs. Reilly and Murray are currently the members of the Compensation Committee and the Stock Option Committee.



     The Stock Option Plan provides for the granting of both incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") under the Code. The exercise price of options granted under the Stock Option Plan may not be less than 100% of the fair market value on the date of the grant, except that ISOs granted to individuals owning more than ten percent of the total combined voting power of the Company may not have an exercise price less than 110% of the fair market value on the date of grant. The Stock Option Plan gives the Stock Option Committee complete discretion as to the times at which the options are exercisable, provided that such options must expire no later than ten years from the date of grant.



     Options are exercisable at such times and in such installments (which may be cumulative) as the Stock Option Committee may provide in the terms of each individual option. Generally, options granted under the Stock Option Plan are expected to be subject to multi-year cumulative vesting schedules as shall be determined by the Stock Option Committee, in its discretion.



     The Stock Option Plan permits the Stock Option Committee to authorize and approve the issuance of immediately exercisable options to purchase restricted stock subject to restrictions on transfer and forfeiture, and, subject to such terms and conditions as the Stock Option Committee shall determine in its sole discretion, the acceptance of promissory notes and/or shares of the Company's common stock (whether issued upon exercise of outstanding options or otherwise) in payment of the option exercise price (or applicable taxes arising in connection therewith).



     Generally, options issued under the Stock Option Plan are non-transferable other than by will or the laws of descent and distribution, except that the Stock Option Committee may approve the transferability of NQSOs to family members and family trusts of option holders or other transferees.



     At the time of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company's common stock, the Stock Option Committee will make appropriate adjustments to the exercise price, number and kind of shares to be issued under the Stock Option Plan and any outstanding options. Unless terminated earlier, the Stock Option Plan will terminate ten years from its adoption, and no stock options will be granted after the Stock Option Plan terminates. The board of directors or the Stock Option Committee has the authority to amend, modify, suspend or terminate the Stock Option Plan at any time, subject to any requirement of stockholder approval under the Code or other applicable law.

     As of July 20, 2000 there were an aggregate of approximately 1,268,000 options outstanding under the Stock Option Plan that were held by an aggregate of 188 option holders. These options have a weighted average exercise price of $10.74 per share and are subject to vesting schedules. See "Option Grants in Fiscal Year 2000" regarding options granted to the Company's Chief Executive Officer and the named executive officers reflected in the Summary Compensation Table above.



  Income Tax Treatment of Employee Stock Options



     The Company has been advised that, under current law, certain of the income tax consequences under the laws of the United States to the Company and to optionees under the Stock Option Plan of options granted under the Stock Option Plan generally should be as set forth in the following summary. The summary only addresses general United States federal income tax consequences for optionees under the Stock Option Plan and the Company.



     The options granted under the Stock Option Plan may be ISOs or NQSOs for federal income tax purposes. An optionee to whom an option is granted will not recognize income at the time of grant of an ISO or NQSO. An optionee does not recognize income upon exercise of an ISO and the optionee's tax basis is equal to the option price paid. However, if an optionee disposes of shares acquired pursuant to an ISO either within two years of the date of the ISO grant or within one year of the ISO exercise (a "disqualifying disposition"), the optionee will generally recognize ordinary income equal to the difference, if any, between the option price paid and the value of the stock on the date of exercise. Otherwise, the optionee's capital holding period for shares acquired pursuant to an ISO commences on the option exercise date. When an optionee exercises an NQSO, the optionee will recognize ordinary compensation income equal to the difference, if any, between the option price paid and the fair market value, as of the date of option exercise, of the shares the optionee purchased. The tax basis of shares obtained by the exercise of an NQSO to an optionee is equal to the option price paid, plus ordinary compensation income recognized, and the optionee's capital holding period for shares acquired commences on the option exercise date. Subject to applicable provisions of the Code and regulations thereunder, the Company generally will be entitled to a federal income tax deduction in respect of both shares acquired upon exercise of an ISO which are disposed of in a disqualifying disposition and NQSOs exercised, in an amount equal to the ordinary and/or compensation income recognized by the optionee.



     The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of options or the Company or to describe tax consequences based on particular circumstances. It is based on general United States federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time. The discussion does not address state or local income tax consequences or income tax consequences for taxpayers who are subject to taxation in jurisdictions other than the United States.



  Annual Incentive Plan



     Officers and certain other key employees of the Company are eligible to participate in the Annual Incentive Plan (the "Incentive Plan"). The Compensation Committee may delegate authority to the Board to determine individual awards to key employees who are not officers of the Company. The Incentive Plan provides for the opportunity to grant cash awards based upon the achievement of certain target levels of performance.



     Under the Incentive Plan, at the beginning of each year, the Compensation Committee is authorized, but not required, to establish a targeted performance level at which a target performance award may be earned, with a threshold or minimum performance level below which no award will be paid, and a maximum level beyond which no additional amounts will be paid, and to establish the corresponding minimum and maximum awards. In determining the performance criteria applicable to any grant of awards, the Compensation Committee may use one or more business criteria it deems appropriate. The Incentive Plan is discretionary, and the Compensation Committee or the Board may elect not to grant any awards in any year.



     The percentage of each target performance award which will become a final award and be paid to the employee will be determined by the Compensation Committee on the basis of the performance goals established and the related performance achieved, as well as the employee's individual performance during the period. Final awards actually paid to an employee may be less than or greater than 100% of the target award. Final awards may be subject to a vesting schedule established by the Compensation Committee. The Compensation Committee may delegate authority to the Board to determine individual final awards for employees who are not officers or key employees, subject to a maximum amount approved by the Compensation Committee.



     Subject to certain exceptions, the Compensation Committee generally has the power and authority to amend, modify, suspend or terminate the Incentive Plan.



     No awards were granted under the Incentive Plan, nor did the Compensation Committee establish any targeted performance level, for fiscal year 2000.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of July 20, 2000, certain information regarding the beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Directors and executive officers of the Company individually and (iii) the Directors and executive officers of the Company as a group. The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares owned of record by them. Information in this table regarding options to purchase shares of the Company's common stock reflects the adjustment and conversion of outstanding Daisytek options upon the effective date of the spin-off. See "Certain Relationships and Related Transactions -- Substitute Stock Options."

NAME AND ADDRESS                                               NUMBER
OF BENEFICIAL OWNER                                           OF SHARES   PERCENT(1)
-------------------                                           ---------   ----------
Mark C. Layton(2)...........................................    455,797      2.5%
Christopher Yates(3)........................................    156,528         *
Steven S. Graham(4).........................................    282,038      1.6%
Thomas J. Madden(5).........................................    169,572         *
C. Clifford Defee(6)........................................     96,906         *
James R. Powell(7)..........................................    107,900         *
James F. Reilly(8)..........................................     41,405         *
Timothy M. Murray(9)........................................    117,016         *
Peter P.J. Vikanis(10)......................................     46,375         *
Harvey H. Achatz(11)........................................     78,036         *
Martin L. Anderson(12)......................................     42,869         *
Lindsley D. Medlin Jr.(13)..................................     82,249         *
Valarie J. Remmers(14)......................................     17,609         *
Scott R. Talley(15).........................................     54,266         *
Michael G. Willoughby.......................................      1,945         *
Dr. Neil W. Jacobs..........................................        312         *
                                                              ---------      ---
All directors and executive officers As a group (16
  persons)(16)..............................................  1,750,823      9.1%
                                                              =========      ===

---------------

  *  Represents less than 1%

 (1) This table is based on 17,870,000 shares of Common Stock outstanding on July 20, 2000.

 (2) Includes outstanding options to purchase 258,855 shares of Common Stock, which are fully vested and exercisable.

 (3) Includes outstanding options to purchase 146,718 shares of Common Stock, which are fully vested and exercisable.

 (4) Includes outstanding options to purchase 275,012 shares of Common Stock, which are fully vested and exercisable.

 (5) Includes outstanding options to purchase 151,836 shares of Common Stock, which are fully vested and exercisable.

 (6) Includes outstanding options to purchase 96,906 shares of Common Stock, which are fully vested and exercisable.

 (7) Includes outstanding options to purchase 107,900 shares of Common Stock, which are fully vested and exercisable.

 (8) Includes outstanding options to purchase 35,000 shares of Common Stock, which are fully vested and exercisable.

 (9) Includes outstanding options to purchase 47,927 shares of Common Stock, which are fully vested and exercisable.

(10) Includes outstanding options to purchase 38,227 shares of Common Stock, which are fully vested and exercisable.

(11) Includes outstanding options to purchase 31,813 shares of Common Stock, which are fully vested and exercisable.

(12) Includes outstanding options to purchase 41,092 shares of Common Stock, which are fully vested and exercisable.

(13) Includes outstanding options to purchase 63,689 shares of Common Stock, which are fully vested and exercisable.

(14) Includes outstanding options to purchase 13,809 shares of Common Stock, which are fully vested and exercisable.

(15) Includes outstanding options to purchase 53,969 shares of Common Stock, which are fully vested and exercisable.

(16) Includes outstanding options to purchase 1,362,753 shares of Common Stock, which are fully vested and exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company's Ongoing Relationship With Daisytek

     Daisytek completed the spin-off of the Company in July 2000. Messrs. Layton, Powell, Yates, Murray, Vikanis and Reilly, directors of the Company, also presently serve as directors of Daisytek, and Messrs. Layton and Powell also serve as executive officers of Daisytek.

     The Company and Daisytek presently have, and expect to continue to have, significant ongoing relationships. The Company and Daisytek are parties to various agreements providing for the separation of their respective business operations. These agreements govern various interim and ongoing relationships between the companies, including the transaction management services that the Company provides for Daisytek and the transitional services that Daisytek provides to the Company.

     All of the agreements between the Company and Daisytek were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of the spin-off. Although the Company generally believes that the terms of these agreements are consistent with fair market values, there can be no assurance that the prices charged to or by each company under these agreements are not higher or lower than the prices that may be charged by, or to, unaffiliated third parties for similar services.

     We have set forth below a summary description of certain of these agreements. This description is not complete. You should read the full text of these agreements, which have been filed with the SEC as exhibits to the Company's current and quarterly reports.

  Master Separation Agreement

     The Master Separation Agreement sets forth the agreements between the Company and Daisytek with respect to the principal corporate transactions required to effect the transfers of assets and assumptions of liabilities necessary to separate the PFSweb business unit from Daisytek and certain other agreements governing this relationship thereafter.

     Transfer of Assets and Liabilities. Following completion of the Company's initial public offering, Daisytek transferred to the Company all of the fixed assets in Daisytek's Memphis distribution facilities as well as certain assets associated with providing information technology services and the stock of several subsidiaries of Daisytek representing the business operations of the Company, and the Company transferred to Daisytek approximately $5.0 million in cash and assumed approximately $0.3 million of capital lease obligations, as well as the operating lease obligations related to these assets. The Company also repaid to Daisytek, from the net proceeds of the initial public offering, the aggregate sum of approximately $27 million, representing the outstanding balance of the Company's intercompany payable to Daisytek.

     Indemnification. The Company agreed to indemnify Daisytek against any losses, claims, damages or liabilities arising from the liabilities transferred to the Company and the conduct of the PFSweb business after the completion of the initial public offering. Daisytek agreed to retain, and indemnify the Company against, any losses, claims, damages or liabilities arising from the conduct of the PFSweb business prior to the completion of the initial public offering.

  Initial Public Offering and Distribution Agreement

     General. Daisytek and the Company entered into an Initial Public Offering and Distribution Agreement which governs their respective rights and duties with respect to the Company's initial public offering and the spin-off, and sets forth certain covenants to which they will be bound for various periods following the offering and the spin-off.

     Preservation of the Tax-free Status of the Spin-off. Daisytek has received a private letter ruling from the Internal Revenue Service to the effect that the spin-off will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code (the "Code") to Daisytek and its stockholders. In connection with obtaining such ruling, certain representations and warranties were made regarding the Company, Daisytek and their respective businesses. The Company has also agreed to certain covenants that are intended to preserve the tax-free status of the spin-off. These covenants include:

     Certain Acquisition Transactions. Until two years after the completion of the spin-off, the Company has agreed not to enter into or permit any transaction or series of transactions that would result in a person or persons acquiring or having the right to acquire shares of its capital stock that would comprise 50% or more of either the value of all outstanding shares of its capital stock or the total combined voting power of its outstanding voting stock.

     Continuation of Active Trade or Business. Until two years after the completion of the spin-off, the Company has agreed to continue to conduct its active trade or business (within the meaning of Section 355 of the Code) as it was conducted immediately prior to the completion of the spin-off. During such time, the Company has agreed not to:

     - liquidate, dispose of or otherwise discontinue the conduct of any substantial portion of its active trade or business; or

     - dispose of any business or assets that would cause it to be operated in a manner inconsistent in any material respect with the business purposes for the spin-off as described in the representations made in connection with Daisytek's request for the IRS private letter ruling.

     Continuity of Business. Until two years after the completion of the spin-off, the Company has agreed that it will not voluntarily dissolve or liquidate; and, except in the ordinary course of business, neither it nor any of its direct or indirect subsidiaries will sell, transfer, or otherwise dispose of or agree to dispose of assets

(including any shares of capital stock of its subsidiaries) that, in the aggregate, constitute more than 60% of its assets.

     Intracompany Debt. Until two years after the completion of the spin-off, the Company will not be able to have any indebtedness to Daisytek, other than payables arising in the ordinary course of business.

     These covenants will not prohibit the Company from implementing or complying with any transaction permitted by a subsequent IRS private letter ruling or a tax opinion.

     Other Covenants Regarding Tax Treatment of the Transactions. Daisytek intends the transfer of assets and liabilities from Daisytek to the Company as provided by the master separation agreement (the "Contribution") to qualify as a reorganization under Section 368(a)(1)(D) of the Code (a "D Reorganization"). Until two years after the completion of the spin-off, the Company has agreed not to take, or permit any of its subsidiaries to take, any actions or enter into any transaction or series of transactions that would be reasonably likely to jeopardize the tax-free status of the spin-off or the qualification of the Contribution as a D Reorganization, including any action or transaction that would be reasonably likely to be inconsistent with any representation made in connection with Daisytek's request for the IRS private letter ruling. The Company has also agreed to take any reasonable actions necessary for the Contribution and the spin-off to qualify as a D Reorganization.

     Cooperation on Tax Matters. Daisytek and the Company have agreed to various procedures with respect to the tax-related covenants described above, and the Company is required to notify Daisytek if it desires to take any action prohibited by these covenants. Upon such notification, if Daisytek determines that such action might jeopardize the tax-free status of the spin-off or the qualification of the Contribution as a D Reorganization, Daisytek will either use all commercially reasonable efforts to obtain a private letter ruling from the IRS or a tax opinion that would permit the Company to take the desired action or provide all reasonable cooperation to the Company in connection with the Company obtaining such an IRS ruling or tax opinion. In either case, Daisytek has agreed to bear the reasonable costs and expenses of obtaining the IRS ruling or tax opinion, unless it is determined that the Company's proposed action will jeopardize the tax-free status of the spin-off or the qualification of the Contribution as a D Reorganization, in which event the Company will be responsible for such costs and expenses.

     Indemnification for Tax Liabilities. The Company has generally agreed to indemnify Daisytek and its affiliates against any and all tax-related losses incurred by Daisytek in connection with any proposed tax assessment or tax controversy with respect to the spin-off or the Contribution to the extent caused by any breach by it of any of its representations, warranties or covenants. If the Company causes the spin-off to not qualify as a tax-free distribution, Daisytek would incur federal income tax (which currently would be imposed at a 35% rate), and possibly state income taxes on the gain inherent in the shares distributed, which would be based upon the market value of the shares of the Company at the time of the spin-off. This indemnification does not apply to actions that Daisytek permits the Company to take as a result of a determination under the tax-related covenants as described above. Similarly, Daisytek has agreed to indemnify the Company and its affiliates against any and all tax-related losses incurred by it in connection with any proposed tax assessment or tax controversy with respect to the spin-off or the Contribution to the extent caused by any breach by Daisytek of any of its representations, warranties or covenants.

     Other Indemnification. The Company has generally agreed to indemnify Daisytek and its affiliates against all liabilities arising out of any material untrue statements and omissions in the Company's prospectus and the registration statement of which it is a part and in any and all registration statements, information statements and/or other documents filed with the SEC in connection with the spin-off or otherwise. However, the Company's indemnification of Daisytek does not apply to information relating to Daisytek. Daisytek has agreed to indemnify the Company for this information.

     Expenses. In general, the Company agreed to pay substantially all costs and expenses relating to its initial public offering, including the underwriting discounts and commissions, and Daisytek has agreed to pay substantially all costs and expenses relating to the spin-off.

  Tax Matters

     The Company and Daisytek have entered into a tax indemnification and allocation agreement to govern the allocation of tax liabilities and to set forth agreements with respect to certain other tax matters.

     Generally, under the Code, the Company ceased to be a member of Daisytek's consolidated group upon the completion of the spin-off.

     Daisytek generally will pay all taxes attributable to the Company and its subsidiaries for tax periods or portions thereof ending on or before the effective date of the Company's initial public offering, except to the extent of any accruals therefor on the books and records of the Company or its subsidiaries for such taxes under generally accepted accounting principles. Thereafter, for tax periods or portions thereof during which the Company is a member of the consolidated, combined or unitary group of Daisytek, the Company will be apportioned its share of the group's income tax liability based on its taxable income determined separately from Daisytek's taxable income, and the Company will pay its calculated taxes to Daisytek, which will then file a consolidated, combined or unitary return with the appropriate tax authorities. There may be certain U.S. state or local jurisdictions in which the Company will file separate income tax returns, not combined or consolidated with Daisytek, for such tax periods. In that circumstance, the Company would file a tax return with the appropriate tax authorities, and pay all taxes directly to the tax authority. The Company will be compensated for tax benefits generated by it before tax deconsolidation and used by Daisytek's consolidated group. The Company will prepare and file all tax returns, and pay all income taxes due with respect to all tax returns required to be filed by it for all tax periods after it ceased to be a member of Daisytek's consolidated, combined or unitary group.

     Daisytek is responsible for most U.S. tax adjustments related to the Company for all periods or portions thereof ending on or before the effective date of the Company's initial public offering. In addition, Daisytek and the Company have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods prior to the time that the Company ceased to be a member of Daisytek's consolidated group. Daisytek and the Company have agreed to indemnify each other for tax liabilities resulting from the failure to cooperate in such audits, litigation or appeals, and for any tax liability resulting from the failure to maintain adequate records.

     Notwithstanding the tax allocation agreement, for all periods in which Daisytek owned 80% or more of the Company's capital stock, the Company will be included in Daisytek's consolidated group for federal income tax purposes. If Daisytek or other members of the consolidated group fail to make any federal income tax payments, the Company will be liable for the shortfall since each member of a consolidated group is liable for the group's entire tax obligation.

     Under the tax indemnification and allocation agreement, Daisytek has agreed to indemnify the Company against any taxes resulting from the failure of the spin-off to qualify for tax-free treatment, except that the Company will be liable for, and will indemnify Daisytek against, any taxes resulting from the failure of the spin-off to qualify for tax-free treatment if it is the result of the Company engaging in a "Prohibited Action" or the occurrence of a "Disqualifying Event." Neither Daisytek nor the Company have the option to rescind the spin-off if tax liability results.

     A "Prohibited Action" is defined as:

     - if the Company takes any action which is inconsistent with the tax treatment of the spin-off as contemplated in the IRS private letter ruling; or

     - if, prior to the spin-off, the Company issued shares of stock or took any other action that would result in it not being controlled by Daisytek within the meaning of Section 368(c) of the Code.

     A "Disqualifying Event" includes any event involving the direct or indirect acquisition of the shares of the Company's capital stock after the spin-off which has the effect of disqualifying the spin-off from tax-free treatment, whether or not the event is the result of the Company's direct action or within the Company's control.

  Transaction Management Services Agreement

     Daisytek and the Company have entered into a transaction management services agreement which sets forth the transaction management services that the Company provides for Daisytek. Under this agreement, the Company provides a wide range of transaction management services, including information management, order fulfillment and distribution, product warehousing, inbound call center services, product return administration and other services.

     The agreement has an initial term of five years from the completion of the Company's initial public offering, although either party has the right to terminate the agreement at any time, without cause. If Daisytek terminates the agreement without cause, Daisytek must provide at least 180 days' prior notice and pay the Company a termination fee. If the Company terminates the agreement without cause, the Company must provide at least 365 days' prior notice and Daisytek does not have to pay any termination fee. In addition, if there is a change in control of Daisytek, the Company may terminate the agreement upon 90 days' prior notice and Daisytek does not have to pay the termination fee. During the term of the agreement, Daisytek pays the Company service fees based upon a percent of Daisytek shipped revenue. Daisytek and the Company have agreed that these fees are based upon certain assumptions regarding the nature, cost and scope of the services the Company will be providing under the agreement. If these assumptions should materially change, Daisytek and the Company have agreed to negotiate in good faith an adjustment to the fees payable to the Company under the agreement.

     During the term of the agreement, the Company has agreed not to engage, on its own behalf, in the business of selling or distributing, on a wholesale basis, any Daisytek products. This will not restrict it, however, from providing transaction management services to third parties who may be engaged in the business of selling or distributing, on a wholesale basis, the same or competing products.

     As part of the restructuring of the Company's arrangements with IBM, the Company transferred to Daisytek certain related product inventory, accounts receivable and accounts payable that it held under its prior agreements. In consideration of this transfer, the Company received the net book value of these assets and liabilities of approximately $20 million and reduced its payable to Daisytek by a corresponding amount. The Company has also entered into transaction management agreements with Daisytek to provide transaction management services, on a worldwide basis, in connection with Daisytek's distribution of various IBM products. Under these agreements, the Company receives service fees based upon a variable percent of Daisytek's gross profit arising from its IBM product sales. These agreements are coterminous with the Company's IBM agreements which, generally, have terms of one to two years, although IBM may terminate these agreements at any time.

     The Company's product revenue from sales to Daisytek under the Company's prior agreements with IBM was $10.7 million in fiscal 2000 and service fee revenues charged by the Company to Daisytek were $12.1 million for fiscal 2000.

  Transition Services Agreement

     Upon completion of the initial public offering, the Company and Daisytek entered into a transition services agreement. Under this agreement, Daisytek provides the Company with various services relating to employee payroll and benefits, use of facilities, and other administrative services. Daisytek provided the Company with these services until the completion of the spin-off (the "Transition Period"), except that, with respect to any particular service, the Company may, upon notice to Daisytek, extend the Transition Period for up to one year from the completion of the Company's initial public offering.

     The agreement requires the Company to use all commercially reasonable efforts to obtain these transition services from a source other than Daisytek prior to the conclusion of the Transition Period. If, however, the Company cannot obtain any transition service from a source other than Daisytek and the transition service is necessary for the Company to continue to operate its business, then, the Company may require Daisytek to continue to provide the transition service for an additional period not to exceed six months.

     Generally, the Company will pay Daisytek for these transition services an amount equal to the cost historically allocated by Daisytek to the Company's business, adjusted to reflect any changes in the nature, cost or level of the services so provided. If the Company requires Daisytek to provide it with any transition service after the expiration of the Transition Period, the Company will pay Daisytek the fair market value of these services.

     In addition, as part of the transfer of assets and separation of the Company from Daisytek, Daisytek has agreed to guaranty and/or join or remain as an obligor with respect to various Company leases.

  Substitute Stock Options

     In connection with the completion of the spin-off, all outstanding Daisytek stock options have been adjusted and/or replaced with substitute stock options to purchase shares of Daisytek common stock and/or Company common stock (the "Converted Options").

     In general, the adjustments to the outstanding Daisytek options has been established pursuant to a formula designed to ensure that: (1) the aggregate "intrinsic value" (i.e. the difference between the exercise price of the option and the market price of the common stock underlying the option) of the Converted Options will not exceed the intrinsic value of the outstanding Daisytek stock option which is replaced by such Converted Option immediately prior to the spin-off, and (2) the ratio of the exercise price of each option to the market value of the underlying stock immediately before and after the spin-off is preserved.

     Substantially all of the other terms and conditions of each Converted Option, including the time or times when, and the manner in which, each option will be exercisable, the duration of the exercise period, the permitted method of exercise, settlement and payment, the rules that will apply in the event of the termination of employment of the employee, the events, if any, that may give rise to an employee's right to accelerate the vesting or the time or exercise thereof and the vesting provisions, is the same as those of the replaced Daisytek stock option, except that option holders who are employed by one company will be permitted to exercise, and will be subject to all of the terms and provisions of, options to acquire shares in the other company as if such holder was an employee of such other company.

OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal year 2000, Chase H&Q and its predecessors, an investment banking firm of which Mr. Reilly is a Managing Director, performed financial advisory and investment banking services for the Company and was the lead managing underwriter for the Company's initial public offering. The Company presently expects that such firm may continue to provide such services in the current fiscal year.

                               PERFORMANCE GRAPH

     The following line graph displays the cumulative total return to stockholders of the Company's Common Stock from December 2, 1999 (the commencement of trading of the Company's Common Stock) to March 31, 2000, compared to the cumulative total return for the Total Return Index for The Nasdaq Stock Market (US) and the Russell 2000 Index. The graph assumes a $100 investment in the Company's Common Stock, on December 2, 1999 at the initial offering price of $17 per share, and in each of the above mentioned indices. The Russell 2000 Index is an index of companies with market capitalizations similar to the Company. The Company has been unable to identify a peer group of companies for comparison because no company has a comparable offering of services as the Company. The Company's management believes that an index of companies with similar market capitalizations provides a reasonable basis for comparing total shareholder returns.

                                  [PerF.graph]

                                     -----------------------------------------------------------------------
                                                                                        12/02/99    03/31/00
                                     -----------------------------------------------------------------------
                                      PFSweb, Inc.                                       100.0        94.12
                                      Nasdaq U.S.                                        100.0       136.42
                                      Russell 2000                                       100.0       107.11
                                     -----------------------------------------------

ITEM 2  PROPOSAL TO ADOPT THE COMPANY'S 2000 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 2000 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in June 2000 and is subject to approval by stockholders at the Annual Meeting. The following description of the Purchase Plan is qualified in its entirety by the provisions of the Purchase Plan, a copy of which is attached as Appendix I to the Proxy Statement.

PLAN DESCRIPTION

     The purpose of the Purchase Plan is to provide eligible employees of the Company and its participating subsidiaries with the continuing opportunity to acquire a proprietary interest in the Company through participation in a payroll deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Code.

     The Company has reserved 250,000 shares of Common Stock for issuance under the Purchase Plan. These shares may be authorized but unissued shares, treasury shares or shares purchased in the open market.

     The Plan will be administered by a committee of the Board of Directors (the "Purchase Plan Committee"). The Purchase Plan Committee will consist of two or more Directors, appointed by and holding office at the pleasure of the Board of Directors. The Board may, and currently intends, to limit the members of the Purchase Plan Committee to Directors who are both "non-employee directors," as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" as defined in Section 162(m) of the Code. The Purchase Plan Committee will have complete authority to adopt such rules, regulations and procedures as it may deem necessary or appropriate for the proper administration of the Purchase Plan. All costs and expenses incurred in administering the Purchase Plan will be paid by the Company.

     The Purchase Plan Committee is authorized to establish, from time to time, one or more offering periods for each calendar year, and each participant in the Purchase Plan may designate periodic payroll deductions from his or her salary to be applied to the purchase of shares of Common Stock on each purchase date (which will be the last business day of each offering period). The purchase price per share at which Common Stock will be purchased on the participant's behalf on each purchase date will be determined by the Purchase Plan Committee for each offering period, but will not be less than 85% of the lower of the fair market value of the Common Stock on the first business day of the applicable offering period or the fair market value of the Common Stock on the applicable purchase date.

     The fair market value per share of Common Stock on any relevant date will be the last sales price per share on such date as reported by NASDAQ or a successor quotation system.

     Any individual who is employed on a basis under which he or she is regularly expected to work for at least 20 hours per week for more than five months per calendar year as an employee of the Company or any designated subsidiary of the Company and has completed 15 days of employment as of the first day of any offering period will be eligible to participate in the Purchase Plan. As of March 31, 2000, approximately 700 employees, including the Company's executive officers, would have been eligible to participate in the Purchase Plan.

     The Purchase Plan imposes certain limitations upon a participant's rights to acquire Common Stock under the Purchase Plan, including the following: (i) no purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights and options, whether vested or unvested) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company and (ii) no purchase right granted to a participant may permit such individual to purchase Common Stock at a rate greater than $25,000 worth of such Common Stock (valued at the time such purchase right is granted) for each calendar year the purchase right remains outstanding.

     A participant's purchase right will immediately terminate upon the participant's termination of employment or loss of eligible employee status or upon his or her withdrawal from participation. No purchase right is assignable or transferable by an eligible employee.

     Participants in the Purchase Plan will have no rights as a stockholder with respect to the shares of Common Stock covered by his or her purchase right until such time as the shares are actually purchased on the applicable purchase date. No adjustment will be made for dividends, distributions or other rights with respect to any record date during an offering period which is prior to a purchase date.

     In the event of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company, (iii) the merger or consolidation of the Company with or into another corporation or other entity (if the Company is not the surviving corporation of such merger on consolidation) or (iv) the acquisition by another person or entity of 80% or more of the Company's then outstanding voting stock, then, upon the effective date of any such event, any outstanding offering period under the Purchase Plan will terminate and such date will be treated as the purchase date and, in lieu of the issuance of Common Stock to participating eligible employees, there shall be paid, for each such share of Common Stock, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of Common Stock was entitled to receive upon and as of the effective date of such event.

     The Board of Directors of the Company may terminate the Plan or amend the Plan from time to time; provided, however, that the Board shall not, without the approval of the stockholders of the Company (i) increase the number of shares available for purchase under the Purchase Plan, (ii) change the class of persons eligible to participate in the Purchase Plan, or (iii) reduce the purchase price of Common Stock below that set forth in the Purchase Plan.

     The Purchase Plan shall become effective if and when approved by the stockholders of the Company at the Annual Meeting. If approved, the first offering period will be established by the Purchase Plan Committee upon a date following the date of the Annual Meeting.

     Participation in the Purchase Plan is voluntary and the Company cannot now determine the amount of shares of Common Stock that may be acquired by the participants therein (which include the Company's executive officers) or the value of any such participation.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the federal income tax consequences to employees participating in the Purchase Plan and to the Company, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address any consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.

     Rights to purchase stock under the Purchase Plan are referred to in the Code as "options." A participating employee will not recognize income at the time options are granted to such employee at the commencement of an offering period or when the employee exercises such options and purchases shares of Common Stock at the end of an offering period. An employee will be taxed on amounts withheld from salary under the Purchase Plan as if actually received, and the Company will be entitled to deduct a corresponding amount.

     If an employee does not dispose of the shares of Common Stock purchased pursuant to the Purchase Plan until more than two years after the date of grant of the options and one year after the transfer of the shares to the employee, or if the employee dies without having disposed of such shares, such employee must include in gross income as compensation (as ordinary income and not as capital gain) for the taxable year of disposition or death an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition or death over the amount paid for the shares, or (ii) the excess of the fair market value of the shares at the date of grant of the options over the exercise price. If the amount realized upon such a disposition by way of sale or exchange of the shares exceeds the purchase price plus the amount, if any, included in income as compensation, such excess will be capital gain. This capital gain will be long or short term capital gain depending upon the length of time the employee has held the stock prior to the date of sale.

     The Company will not be entitled to any deduction in respect of options granted under the Purchase Plan or shares of Common Stock issued and delivered pursuant to the exercise of such options, if the holding period requirements are met or the employee dies prior to disposing of the shares acquired upon exercise.

     If an employee disposes of the shares of Common Stock within two years from the date of grant of the option or within one year from the date of exercise (an "Early Disposition"), the employee will recognize ordinary income at the time of disposition which will equal the excess, if any, of the fair market value of the shares on the date of exercise over the amount paid for such shares. The Company may be required to withhold taxes related to such ordinary income from other payments due the employee. The Company will generally be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on disposition of such shares over the fair market value of such shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period for the shares. If an employee disposes of such shares for less than his or her basis in the shares, the difference between the amount realized and such basis will be a long-term or short-term capital loss, depending upon the holding period for the shares.

     At the Annual Meeting, the Company's stockholders will be asked to approve the proposal to adopt the Purchase Plan. The Board of Directors believes that approval of the Purchase Plan is in the best interest of the Company, its stockholders and its employees because it will encourage employees to share in the economic growth and success of the Company.

     The Board of Directors recommends a vote FOR adoption of the Company's 2000 Employee Stock Purchase Plan.

ITEM 3  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Company has appointed Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2001. Arthur Andersen LLP has audited the Company's (and its predecessors) financial statements for all fiscal years since 1997. Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event shareholders do not ratify the appointment of Arthur Andersen LLP as the Company's independent auditors, such appointment will be reconsidered by the Audit Committee and the Board of Directors. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

     The Board of Directors of the Company recommends a vote FOR ratification of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2001.

                              GENERAL INFORMATION

VOTING PROCEDURES

     All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot. One or more inspectors of election will be appointed, among other things, to determine the number of shares outstanding and the voting power of each, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes or ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.

SOLICITATION COSTS

     The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview or telephone. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith.

STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company's proxy statement for the 2001 annual meeting of stockholders of the Company must deliver the proposal so that it is received by the Company no later than March 31, 2001. The Company requests that all such proposals be addressed to the Company's Secretary at the Company's principal executive offices, 500 North Central Expressway, Plano, Texas 75074, and mailed by certified mail, return-receipt requested.

COMPLIANCE WITH CERTAIN REPORTING OBLIGATIONS

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and controlling stockholders to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission and the Company. To the Company's knowledge, all reports required to be so filed were filed in accordance with the provisions of said Section 16(a).

FINANCIAL AND OTHER INFORMATION

     The Company's Annual Report on Form 10-K for the year ended March 31, 2000 is being sent to stockholders of record as of the Record Date together with this Proxy Statement.

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those described in this Proxy Statement which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, or any adjournment thereof, the persons named in the accompanying form of proxy intend to vote the proxies in accordance with their best judgment.

                                            By Order of the Board of Directors,

                                            /s/HARVEY H. ACHATZ

                                            Harvey H. Achatz
                                            Secretary

Plano, Texas
July 28, 2000

                                                                      APPENDIX I

                                  PFSWEB, INC.

                       2000 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE OF THE PLAN

     The purpose of the PFSweb, Inc. 2000 Employee Stock Purchase Plan (the "Plan") is to provide employees of PFSweb, Inc. (the "Company") and designated Subsidiaries an opportunity to acquire a proprietary interest in the Company through the purchase of shares of common stock, $.001 par value, of the Company ("Common Stock"). It is intended that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended ("Code"), and the provisions of the Plan shall be construed accordingly.

SECTION 2. DEFINITIONS

     For purposes of the Plan, the following terms shall be defined as set forth below:

        (a) "Business Day" means each day that the New York Stock Exchange, Inc. is open for the transaction of business.

        (b) "Fair Market Value" means, with respect to the Common Stock as of any date (i) the closing price of a share of the Common Stock on the principal exchange on which shares of the Common Stock are then trading, if any, on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; or (ii) if the Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system,
(1) the last sales price (if the Company's Common Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Company's Common Stock, in each case, on such date as reported by NASDAQ or such successor quotation system; or (iii) if the Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Common Stock, on such date, as determined in good faith by the Committee; or (iv) if the Common Stock is not publicly traded, the fair market value established by the Committee acting in good faith.

        (c) "Participating Company" shall mean the Company and each Subsidiary which the Committee has designated to participate in the Plan.

        (d) "Offering Period" means each period which begins on a Commencement Date and ends on a Purchase Date during which Eligible Employees may purchase Common Stock pursuant to an Offering under the Plan.

        (e) "Commencement Date" shall mean the first Business Day of each Offering Period.

        (f) "Eligible Employee" means any person who, on a Commencement Date,
(i) is customarily scheduled to be employed by any Participating Company as an employee for at least twenty (20) hours per week and for more than five (5) months in any calendar year, and (ii) has completed fifteen (15) days of employment with the Company or any Subsidiary.

        (g) "Purchase Date" shall mean the last Business Day of each Offering Period.

        (h) "Offering" means any proposal made in accordance with the terms and conditions of the Plan permitting Eligible Employees to purchase Common Stock under the Plan during an Offering Period.

        (i) "Subsidiary" shall mean any corporation which is a "subsidiary" of the Company, as that term is defined in Section 424(f) of the Code.

SECTION 3. ADMINISTRATION OF THE PLAN

     The Plan shall be administered by a committee of the Board of Directors of the Company (the "Committee"). The Committee shall consist of two or more Directors, appointed by and holding office at the pleasure of the Board. The Board may limit the members of the Committee to directors who are both "non-employee directors," as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors," as defined in
Section 162(m) of the Code. Subject to the limitations set forth in the preceding sentence, the powers of the Committee may be exercised by the Compensation Committee or the Stock Option Committee of the Board. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may be removed by the Board at any time and may resign at any time. Vacancies in the Committee shall be filled by the Board. The Board reserves the right to serve as the Committee if it so elects, and, in which event, the term "Committee" shall mean the Board. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, employees, persons claiming rights from or through employees and the stockholders of the Company.

     Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion (a) to designate the Subsidiaries whose employees will participate in the Plan, (b) to determine the maximum number of shares of Common Stock to be acquired by each Eligible Employee during each Offering Period, (c) to determine the terms and conditions of each Offering, (d) to determine the length of each Offering Period and the Commencement Date thereof, (e) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, (f) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan and the conduct of each Offering, and (g) to make all other determinations as it may deem necessary or advisable for the administration of the Plan.

SECTION 4. PARTICIPATION IN THE PLAN

     (a) Only individuals who are employees of a Participating Company shall be eligible to acquire Common Stock pursuant to any Offering under the Plan. Except as provided in paragraph (b) hereof, every Eligible Employee on the Commencement Date of an Offering shall be eligible to participate in such Offering, provided such individual remains an Eligible Employee until the Purchase Date.

     (b) Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be eligible to participate in any Offering if:

        (i) on the Commencement Date, such Eligible Employee would own stock (together with stock owned by any other person or entity that would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) of the Company (including, for this purpose, all shares of stock subject to any outstanding options to purchase such stock, whether or not currently exercisable and irrespective of whether such options are subject to the favorable tax treatment of Section 421(a) of the Code) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary; or

        (ii) the Eligible Employee belongs to a class or group of Eligible Employees which the Committee deems ineligible for participation in any Offering (as the Committee may determine from time to time), so long as the exclusion of such class or group of Eligible Employees from participation in an Offering does not jeopardize the qualification of the Plan under Section 423 of the Code or other applicable law.

SECTION 5. OFFERINGS

     (a) The Plan shall be implemented by a series of Offerings to all Eligible Employees, the duration and frequency of which will be specified from time to time by the Committee.

     (b) Each Offering shall permit each Eligible Employee to purchase on the Purchase Date shares of Common Stock at a purchase price per share determined by the Committee which shall not be less than the lower of (i) 85% of the Fair Market Value of the Common Stock on the Commencement Date, or (ii) 85% of the Fair Market Value of the Common Stock on the Purchase Date.

     (c) No Offering Period pursuant to the Plan shall be for a period greater than 12 months from the Commencement Date.

     (d) All Eligible Employees participating in an Offering under the Plan shall have the same rights and privileges, except that the Committee may from time to time provide for differences in the rights and privileges of Eligible Employees so long as such differences do not jeopardize the qualification of the Plan under Section 423 of the Code or violate other applicable law.

SECTION 6. SHARES AVAILABLE UNDER THE PLAN

     (a) Subject to the provisions of Section 7 hereof, the aggregate number of shares of Common Stock available for purchase pursuant to all Offerings under the Plan shall be 250,000 shares, which may be authorized but unissued shares, treasury shares or shares purchased in the open market.

     (b) If the total number of shares of Common Stock to be purchased on any Purchase Date when added to the number of shares of Common Stock previously purchased pursuant to Offerings under the Plan exceeds the number of shares then available under the Plan, the Committee shall make a pro rata allocation of the shares available for purchase in such Offering in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the amounts received from each Eligible Employee in excess of the amounts applied to purchase Common Stock shall be refunded to each Eligible Employee.

SECTION 7. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event that the Committee determines that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, share exchange or other similar transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Employees under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Common Stock which may thereafter be available under the Plan, (ii) the number and kind of shares of Common Stock issuable or to be purchased in respect of any current Offering, and (iii) the purchase price relating to any purchase of Common Stock to be acquired in any Offering; provided, however, that no adjustment shall be made if, or to the extent that, such adjustment would cause the Plan to violate Section 423 of the Code.

SECTION 8. ACCRUAL LIMITATIONS

     (a) No Eligible Employee shall be entitled to accrue rights to acquire Common Stock in any Offering under this Plan (which right shall accrue on the Purchase Date for an Offering Period) if, and to the extent, such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other Offering under this Plan during the same calendar year and (ii) rights accrued under any other employee stock purchase plan (within the meaning of Section 423 of the Code) of the Company or any Subsidiary during the same calendar year, would cause such Eligible Employee to be able to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of Common Stock or stock of any Subsidiary (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

SECTION 9. MERGER, CONSOLIDATION, LIQUIDATION, ETC.

     Upon the effective date of any Corporate Transaction (as herein defined), any outstanding Offering under the Plan will terminate and such date shall be treated as the Purchase Date, and in lieu of the issuance of Common Stock to participating Eligible Employees, there shall be paid to such Eligible Employees, for each such share of Common Stock, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and as of the effective date of such Corporate Transaction. As used herein, the term "Corporate Transaction" shall mean (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company, (iii) the merger or consolidation of the Company with or into another corporation or entity (if the Company is not the surviving corporation of such merger or consolidation) or (iv) the acquisition by another person or entity of 80% or more of the Company's than outstanding voting stock.

SECTION 10. GENERAL PROVISIONS

     (a) Neither the Plan nor any action taken hereunder shall be construed as giving any employee or Eligible Employee any right to be retained in the employ of the Company or any Subsidiary, and no employee of any Subsidiary which is not a Participating Company shall have any claim or right to participate in any Offerings under the Plan.

     (b) No right of an Eligible Employee to purchase Common Stock pursuant to an Offering under the Plan shall be assigned or transferred by such Eligible Employee and such rights to purchase Common Stock pursuant to an Offering shall be exercisable during the lifetime of the Eligible Employee only by the Eligible Employee.

     (c) No Offering shall confer on any Eligible Employee any of the rights of a stockholder of the Company unless and until Common Stock is duly issued or transferred to the Eligible Employee in accordance with the terms of the Offering.

     (d) This Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the rights to purchase in any Offering shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Plan and rights granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

     (e) The provisions of the Plan shall be governed by the laws of the State of Delaware without giving effect to applicable conflict-of-laws rules.

SECTION 11. EFFECTIVE DATE; AMENDMENT; TERMINATION

     (a) The Plan shall become effective if and when approved by the stockholders of the Company at the 2000 Annual Meeting of Stockholders.

     (b) The Board of Directors of the Company may terminate the Plan or amend the Plan from time to time; provided, however, that the Board of Directors of the Company shall not, without the approval of the stockholders of the Company
(i) increase the number of shares available for purchase pursuant to all Offerings, (ii) change the class of persons eligible to participate in Offering under the Plan, or (iii) reduce the purchase price of Common Stock below that set forth in Section 5(b) herein.

     (c) Unless sooner terminated by the Board of Directors of the Company, the Plan shall terminate when all shares available for issuance or purchase under the Plan have been purchased pursuant to an Offering under the Plan, or the date of any Corporate Transaction, if earlier.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                  PFSweb, INC.


         The undersigned hereby appoints Mark C. Layton and Harvey H. Achatz as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of PFSweb, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held September 15, 2000 or any adjournment thereof.







       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                                                                Please mark
                                                               your votes as [X]
                                                               indicated in
                                                               this example

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR ITEMS 1, 2 AND 3.

ITEM 1 - ELECTION OF DIRECTORS
         Nominees:                       WITHHELD
                                 FOR     FOR ALL
         Peter P. J. Vikanis     [ ]       [ ]
         James F. Reilly

WITHHELD FOR: (Write that nominee's name in the space provided below).


------------------------------------------------

                                                   FOR    AGAINST   ABSTAIN
ITEM 2 - TO APPROVE THE COMPANY'S 2000 EMPLOYEE    [ ]      [ ]        [ ]
         STOCK PURCHASE PLAN.


ITEM 3 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS    [ ]      [ ]        [ ]




Signature                           Signature                     Date
          -------------------------           -------------------      ---------

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.